Exhibit 99.1

NEWS RELEASE for August 15, 2011 at 4:00 PM EDT

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Year-over-Year Quarterly Revenues Up 72 Percent; Gross Profit Up 172 Percent; Net Loss Narrows;

HyperCloud™ Shipments to End Users Commence

IRVINE, CA (August 15, 2011) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the second quarter and six months ended July 2, 2011.

Revenues for the second quarter ended July 2, 2011, were $16.0 million, up 72 percent from revenues of $9.3 million for the second quarter ended July 3, 2010.  Sequentially, revenues improved 33 percent from the $12.0 million in revenues for the first quarter ended April 2, 2011.  Gross profit for the second quarter ended July 2, 2011, was $4.9 million, or 31 percent of revenues, compared to a gross profit of $1.8 million, or 20 percent of revenues, for the second quarter ended July 3, 2010, an increase of 172 percent.  Gross profit dollars were also up from the previous quarter by 30 percent from a gross profit of $3.8 million, or 32 percent of revenues.

Net loss for the second quarter ended July 2, 2011, was $1.5 million, or $0.06 loss per share, a decrease of 62 percent compared to the net loss in the prior year period of $4.0 million, or $0.16 loss per share.  These results include stock-based compensation and depreciation expense in both periods, of $0.4 million and $0.6 million, respectively.  Net loss narrowed 46 percent from the previous quarter ended April 2, 2011.  Cash based loss, after adding back stock-based compensation and depreciation, was $503,000 for the second quarter ended July 2, 2011, an improvement of 83 percent from the prior year’s quarter.

“We are pleased with another quarter of strong growth in revenue and increased gross profit both year over year and sequentially,” Chief Executive Officer C.K. Hong said.  “The quarter was anchored by continued traction in shipments of our Vault family of products with a growth rate of 126 percent from the prior year’s quarter.  In addition, our Flash product line also grew by 197 percent from the previous year’s quarter.  Both product lines also saw strong sequential growth.  We reached a significant milestone with HyperCloud™ during the quarter by surpassing $1 million in booked orders.  Finally, we added several new compelling products to our portfolio during the quarter — Hyperstream, 16GB 4Rank very low profile (VLP) Planar-X RDIMM and NVvault™ DDR3 which are in various stages of evaluation and qualification at major OEMs and end users.”

Revenues for the six months ended July 2, 2011, were $28.0 million, up 63 percent from revenues of $17.2 million for the six months ended July 3, 2010.  Gross profit for the six months ended July 2, 2011, was $8.7 million, or 31 percent of revenues, compared to a gross profit of $3.6 million, or 21 percent of revenues for the six months ended July 3, 2010, an increase of 140 percent for the period.

Net loss for the six months ended July 2, 2011, was $4.3 million, or $0.17 loss per share, compared to a net loss in the prior year period of $6.9 million, or $0.31 loss per share.  These results include stock-based compensation expense in both periods of $0.8 million.

As of July 2, 2011, cash, cash equivalents, and investments in marketable securities were $12.1 million, total assets were $36.8 million, working capital was $16.7 million, total debt was $4.1 million, and stockholders’ equity was $18.3 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the second quarter and six months ended July 2, 2011.  The dial-in number for the call is 1-877-941-1429.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including cash-based loss, may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding depreciation, amortization and share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

About Netlist:

Netlist, Inc. designs and manufactures a wide variety of high-performance, logic-based memory subsystems for global datacenter and high-performance computing and communications markets. Netlist’s flagship products include HyperCloud™, a memory module that breaks traditional memory barriers; the NVvault™ family of products including NVvault™ battery-free, a flash memory-based subsystem that enables data retention for weeks following a disaster, and EXPRESSvault™, a PCI Express backup and recovery solution for cache data protection; and a robust portfolio of high performance and specialty DIMMs including HyperStream, a low latency memory module, and the 16GB, 4Rank, very low profile Planar-X RDIMM, which helps reduce power consumption in servers using the Company’s patented Planar-X technology.

The memory products are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud™, HyperStream and VLP Planar-X RDIMM; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 3, 2011, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net sales	$16,001	$9,304	$28,001	$17,194
Cost of sales(1)	11,064	7,486	19,260	13,558
Gross profit	4,937	1,818	8,741	3,636
Operating expenses:
Research and development(1)	3,755	3,190	7,439	6,198
Selling, general and administrative(1)	2,583	2,607	5,500	5,177
Total operating expenses	6,338	5,797	12,939	11,375
Operating loss	(1,401)	(3,979)	(4,198)	(7,739)
Other (expense) income:
Interest (expense) income, net	(50)	3	(75)	4
Other (expense) income, net	(59)	4	(59)	71
Total other (expense) income, net	(109)	7	(134)	75
Loss before provision (benefit) for income taxes	(1,510)	(3,972)	(4,332)	(7,664)
Provision (benefit) for income taxes	1	2	1	(725)
Net loss	$(1,511)	$(3,974)	$(4,333)	$(6,939)
Net loss per common share:
Basic and diluted	$(0.06)	$(0.16)	$(0.17)	$(0.31)

Weighted-average common shares outstanding:
Basic and diluted	24,988	24,780	24,935	22,734

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$18	$12	$31	$22
Research and development	146	117	288	163
Selling, general and administrative	242	297	440	623

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Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 2,	January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$11,690	$14,210
Investments in marketable securities	—	824
Accounts receivable, net	9,337	6,451
Inventories	11,370	4,509
Prepaid expenses and other current assets	519	1,396
Total current assets	32,916	27,390

Property and equipment, net	3,153	4,077
Long-term investments in marketable securities	456	890
Other assets	234	337
Total assets	$36,759	$32,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,427	$6,256
Accrued payroll and related liabilities	1,483	1,762
Accrued expenses and other current liabilities	401	369
Accrued engineering charges	932	638
Current portion of long-term debt	1,971	674
Total current liabilities	16,214	9,699
Long-term debt, net of current portion	2,111	1,063
Other liabilities	101	85
Total liabilities	18,426	10,847
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 25,344 (2011) and 25,284 (2010) shares issued and outstanding	25	25
Additional paid-in capital	89,827	89,074
Accumulated deficit	(71,474)	(67,141)
Accumulated other comprehensive loss	(45)	(111)
Total stockholders’ equity	18,333	21,847
Total liabilities and stockholders’ equity	$36,759	$32,694

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Netlist, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Cash-based Loss

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

GAAP net loss	$(1,511)	$(3,974)	$(4,333)	$(6,939)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of sales and operating expenses:
Depreciation and amortization (a)	602	552	1,183	1,130
Stock-based compensation (b)	406	426	759	808

Total non-GAAP adjustments before income tax	1,008	978	1,942	1,938

Income tax effect of non-GAAP adjustments	—	—	—	—

Net effect of adjustments to GAAP net loss	1,008	978	1,942	1,938

Non-GAAP cash-based loss	$(503)	$(2,996)	$(2,391)	$(5,001)

The items excluded from GAAP financial results in calculating non-GAAP financial results, are set forth below:

(a)          Depreciation and amortization have been excluded as a significant portion of the Company’s property and equipment is invested in its operating capacity in China.  It is management’s opinion that its operating capacity is sufficient to support forecasted operations, or could be supplemented with outsourcing solutions.  Accordingly, management omits these expenses when evaluating its operating activities, for strategic decision making, forecasting future results and evaluating current performance.

(b)         Employee stock compensation costs incurred have been excluded as management omits these expenses when evaluating its operating activities, for strategic decision making, forecasting future results and evaluating current performance.

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